Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President - Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

Forest City Announces Exchanges of $40.5 Million
of Convertible Senior Notes due 2016 for Common Stock

CLEVELAND, Ohio - March 5, 2015 - Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced that it has entered into separate, privately negotiated exchange agreements under which it expects to exchange approximately $40.5 million aggregate principal amount of its 5.00% Convertible Senior Notes due 2016 (“the Notes”) for a total of 2,805,513 shares of the company’s Class A common stock, plus a total cash payment of approximately $6.2 million, including accrued but unpaid interest, consideration in respect of additional interest that would otherwise be payable on the exchanged notes through maturity, and in lieu of fractional shares. The exchanges are expected to close on March 10, 2015.

The exchange transactions reflect the company's continued focus on reducing debt and improving its balance sheet. Approximately $9.5 million of the Notes will remain outstanding after the exchanges.

About Forest City
Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $8.8 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.